Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2021 (except for the effects of the stock split as described in Note 2, as to which the date is June 21, 2021), with respect to the financial statements of Unicycive Therapeutics, Inc. as of December 31, 2020 and 2019, and for the years then ended (which includes an explanatory paragraph related to the existence of substantial doubt about the Company’s ability to continue as a going concern), included in the Registration Statement and accompanying prospectus on Form S-1 (File No. 333-256367), as amended.

/s/ Mayer Hoffman McCann P.C.
San Diego, California
September 10, 2021